UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

Uxin Limited

(Name of Issuer)

Class A Ordinary Shares

(Title of Class of Securities)

91818X108(1)

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

(1) This CUSIP number applies to the Issuer’s American Depositary Shares, each representing three Class A ordinary shares of the Issuer

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Redrock Holding Investments Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 112,197,310 Class A Ordinary Shares
(6) Shared Voting Power 0
(7) Sole Dispositive Power 112,197,310 Class A Ordinary Shares
(8) Shared Dispositive Power 0
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 112,197,310 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 12.8%*
(12)	Type of Reporting Person CO

* Calculation is based upon 877,180,394 ordinary shares outstanding as reported in the prospectus filed by Uxin Limited (the “Issuer”) with the United States Securities and Exchange Commission on June 28, 2018 (the “Prospectus”).

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus Private Equity XI, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 67,848,602.9 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 67,848,602.9 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 67,848,602.9 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 7.7%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus Private Equity XI-B, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 12,565,851.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 12,565,851.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,565,851.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 1.4%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus Private Equity XI-C, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 288,568.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 288,568.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 288,568.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.03%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus XI (Asia), L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 24,752,274.8 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 24,752,274.8 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,752,274.8 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 2.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus XI Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 4,372,251.8 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 4,372,251.8 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 4,372,251.8 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.5%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons WP XI Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 2,369,760.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 2,369,760.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,369,760.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.3%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 112,197,310 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 112,197,310 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 112,197,310 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 12.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus XI, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 87,156,466.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 87,156,466.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 87,156,466.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 9.9%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons WP Global LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 87,156,466.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 87,156,466.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 87,156,466.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 9.9%*
(12)	Type of Reporting Person OO

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus Partners II, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 87,156,466.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 87,156,466.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 87,156,466.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 9.9%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus Partners GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 87,156,466.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 87,156,466.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 87,156,466.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 9.9%*
(12)	Type of Reporting Person OO

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus & Co.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 87,156,466.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 87,156,466.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 87,156,466.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 9.9%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warbur Pincus (Cayman) XI, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 288,568.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 288,568.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 288,568.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.03%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus XI-C, LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 288,568.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 288,568.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 288,568.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.03%*
(12)	Type of Reporting Person OO

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus (Bermuda) XI, Ltd.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 288,568.6 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 288,568.6 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 288,568.6 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.03%*
(12)	Type of Reporting Person CO

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus Partners II (Cayman), L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 25,040,843.4 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 25,040,843.4 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 25,040,843.4 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 2.9%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus (Bermuda) Private Equity GP Ltd.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 25,040,843.4 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 25,040,843.4 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 25,040,843.4 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 2.9%*
(12)	Type of Reporting Person CO

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus XI (Asia) GP, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 24,752,274.8 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 24,752,274.8 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,752,274.8 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 2.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Warburg Pincus XI (Asia) GP, LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 24,752,274.8 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 24,752,274.8 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,752,274.8 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 2.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Charles R. Kaye
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 112,197,310 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 112,197,310 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 112,197,310 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 12.8%*
(12)	Type of Reporting Person IN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

CUSIP No.: 91818X108

(1)	Name of Reporting Persons Joseph P. Landy
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 112,197,310 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 112,197,310 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 112,197,310 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 12.8%*
(12)	Type of Reporting Person IN

* Calculation is based upon 877,180,394 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on June 28, 2018.

Item 1(a).	Name of Issuer: Uxin Limited
Item 1(b).	Address of Issuer’s Principal Executive Offices: 2-5/F, Tower E, LSHM Center No. 8 Guanghsun South Avenue, Chaoyang District Beijing, China

Item 2(a).

Name of Person Filing:

1.              Redrock Holdings Investments Limited, a company incorporated under the laws of the British Virgin Islands (“Redrock”), directly holds 112,197,310 Class A Ordinary Shares of the Issuer.

2.              Warburg Pincus Private Equity XI, L.P., a Delaware limited partnership (“WP XI”), holds 60.5% of the equity interest of Redrock.

3.              Warburg Pincus Private Equity XI-B, L.P., a Delaware limited partnership (“WP XI-B”), holds 11.2% of the equity interest of Redrock.

4.              Warburg Pincus Private Equity XI-C, L.P., a Cayman Islands exempted limited partnership (“WP XI-C”), holds 0.3% of the equity interest of Redrock.

5.              Warburg Pincus XI (Asia), L.P., a Cayman Islands exempted limited partnership (“WP XI Asia”), holds 22.1% of the equity interest of Redrock.

6.              Warburg Pincus XI Partners, L.P., a Delaware limited partnership (“WP XI Partners”), holds 3.9% of the equity interest of Redrock.

7.              WP XI Partners, L.P., a Delaware limited partnership (“WP XIP”, together with WP XI, WP XI-B, WP XI-C, WP XI Partners, the “WP XI Funds”), holds 2.1% of the equity interest of Redrock.

8.              Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP XI Funds.

9.              Warburg Pincus XI, L.P., a Delaware limited partnership (“WP XI GP”), is the general partner of each of WP XI, WP XI-B, WP XI Partners and WP XIP.

10.       WP Global LLC, a Delaware limited liability company (“WP Global”), is the general partner of WP XI GP.

11.       Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), is the managing member of WP Global.

12.       Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WPP II.

13.       Warburg Pincus & Co, a New York general partnership (“WP”), is the general partner of WPP GP LLC.

14.       Warburg Pincus (Cayman) XI, L.P., a Cayman Islands exempted limited partnership (“WP XI Cayman GP”), is the general partner of WP XI-C.

15.       Warburg Pincus XI-C, LLC, a Delaware limited liability company (“WP XI-C LLC”), and Warburg Pincus (Bermuda) XI, Ltd., a Bermuda exempted company (“WP XI Bermuda”), are the general partners of WP XI Cayman GP.

16.       Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the managing member of WP XI-C LLC and the sole shareholder of WP XI Bermuda.

17.       Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda GP”), is the general partner of WPP II Cayman.

18.       Warburg Pincus XI (Asia) GP, L.P., a Cayman Islands exempted limited partnership (“WP XI Asia GP”) is the general partner of WP XI Asia.

19.       Warburg Pincus XI (Asia) GP, LLC, a Cayman Islands limited liability company (“WP XI Asia GP LLC”), is the general partner of WP XI Asia GP.

20.       WPP II Cayman is the managing member of WP XI Asia GP LLC.

21.       Charles R. Kaye and Joseph P. Landy are the managing general partners of WP, and the Directors and Co-Chairmen of WP Bermuda GP.

Each party listed above is collectively being referred to herein as the “Warburg Pincus Reporting Persons”.

Item 2(b).

Address of Principal Business Office or, if none, Residence:

For Redrock Holdings Investments Limited:

P.O. Box 3340, Road Town, Tortola, British Virgin Islands

For all other Warburg Pincus Reporting Persons:

450 Lexington Avenue, New York, New York 10017.

Item 2(c).	Citizenship or Place of Organization: See Item 2(a).
Item 2(d).

Title of Class of Securities:
Class A ordinary shares of the Issuer, par value US$0.0001 per share

The Issuer’s ordinary shares consist of Class A ordinary shares (the “Class A Shares”) and Class B ordinary shares (the “Class B Shares”). Holders of Class A Shares and Class B Shares have the same rights except for voting and conversion rights. Each Class A Share is entitled to one vote, and each Class B Share is entitled to ten votes and is convertible into one Class A Share. Class A ordinary shares are not convertible into Class B Shares under any circumstances.

Item 2(e).	CUSIP Number: 91818X108 (American depositary shares of the Issuer)

Item 3.	Statement Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c):
Not applicable

Item 4.	Ownership:
The following table sets forth the beneficial ownership of the ordinary shares of the Issuer by each of the reporting persons as reported in the Prospectus filed by the Issuer on June 28, 2018:

			Number of shares as to which such person has:
Reporting Person	Amount Beneficially Owned	Percent of Class(1)	Sole Power to Vote or Direct the Vote	Shared Power to Vote or to Direct the Vote	Sole Power to Dispose or to Direct the Disposition of	Shared Power to Dispose or to Direct the Disposition of
Redrock	112,197,310	12.8%(2)	112,197,310	0	112,197,310	0
WP XI	67,848,602.9	7.7%	0	67,848,602.9	0	67,848,602.9
WP XI-B	12,565,851.6	1.4%	0	12,565,851.6	0	12,565,851.6
WP XI-C	288,568.6	0.03%	0	288,568.6	0	288,568.6
WP XI Asia	24,752,274.8	2.8%	0	24,752,274.8	0	24,752,274.8
WP XI Partners	4,372,251.8	0.5%	0	4,372,251.8	0	4,372,251.8
WP XIP	2,369,760.5	0.3%	0	2,369,760.5	0	2,369,760.5
WP LLC	112,197,310	12.8%	0	112,197,310	0	112,197,310
WP XI GP	87,156,466.6	9.9%	0	87,156,466.6	0	87,156,466.6
WP Global	87,156,466.6	9.9%	0	87,156,466.6	0	87,156,466.6
WPP II	87,156,466.6	9.9%	0	87,156,466.6	0	87,156,466.6
WPP GP LLC	87,156,466.6	9.9%	0	87,156,466.6	0	87,156,466.6
WP	87,156,466.6	9.9%	0	87,156,466.6	0	87,156,466.6
WP XI Cayman GP	288,568.6	0.03%	0	288,568.6	0	288,568.6
WP XI-C LLC	288,568.6	0.03%	0	288,568.6	0	288,568.6
WP XI Bermuda	288,568.6	0.03%	0	288,568.6	0	288,568.6
WPP II Cayman	25,040,843.4	2.9%	0	25,040,843.4	0	25,040,843.4
WP Bermuda GP	25,040,843.4	2.9%	0	25,040,843.4	0	25,040,843.4
WP XI Asia GP	24,752,274.8	2.8%	0	24,752,274.8	0	24,752,274.8
WP XI Asia GP LLC	24,752,274.8	2.8%	0	24,752,274.8	0	24,752,274.8
Charles R. Kaye	112,197,310	12.8%	0	112,197,310	0	112,197,310
Joseph P. Landy	112,197,310	12.8%	0	112,197,310	0	112,197,310

(1) As a percentage of 877,180,394 ordinary shares of the Issuer as reported in the Prospectus filed on June 28, 2018, comprised of 836,370,523 Class A Shares of the Issuer and 40,809,871 Class B Shares of the Issuer.

(2) The voting power of the ordinary shares beneficially owned by the reporting person represents 9.0% of the total outstanding voting power of all Class A Shares and Class B Shares of the Issuer, given that each Class A Share is entitled to one vote and each Class B Share is entitle to ten votes.

Item 5.	Ownership of Five Percent or Less of a Class:
Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable

Item 8.	Identification and Classification of Members of the Group:

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act. The joint filing agreement among the Warburg Pincus Reporting Persons to file jointly is attached hereto as Exhibit 99.1.

Item 9.	Notice of Dissolution of Group:
Not applicable

Item 10.	Certifications:
Not applicable

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

Redrock Holding Investments Limited

	By:	/s/ David Sreter
	Name:	David Sreter
	Title:	Director

Warburg Pincus Private Equity XI, L.P.

	By:	Warburg Pincus XI, L.P., its general partner
	By:	WP Global LLC, its general partner
	By:	Warburg Pincus Partners II, L.P., its managing member
	By:	Warburg Pincus Partners GP LLC, its general partner
	By:	Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

Warburg Pincus Private Equity XI-B, L.P.

	By:	Warburg Pincus XI, L.P., its general partner
	By:	WP Global LLC, its general partner
	By:	Warburg Pincus Partners II, L.P., its managing member
	By:	Warburg Pincus Partners GP LLC, its general partner
	By:	Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

Warburg Pincus Private Equity XI-C, L.P.

	By:	Warburg Pincus (Cayman) XI, L.P., its general partner
	By:	Warburg Pincus XI-C, LLC, its general partner
	By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
	By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

	By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Authorized Signatory

Warburg Pincus XI (Asia), L.P.

	By:	Warburg Pincus XI (Asia) GP, L.P., its general partner
	By:	Warburg Pincus XI (Asia) GP, LLC, its general partner
	By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
	By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

	By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Authorized Signatory

Warburg Pincus XI Partners, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

WP XI Partners, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus LLC

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus XI, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

WP Global LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Partners II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Partners GP LLC

By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus & Co.

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus (Cayman) XI, L.P.

By:	Warburg Pincus XI-C, LLC, its general partner
By:	Warburg Pincus (Bermuda) XI, Ltd., its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus XI-C, LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus (Bermuda) XI, Ltd.

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus Partners II (Cayman), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus (Bermuda) Private Equity GP Ltd.

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus XI (Asia) GP, L.P.

By:	Warburg Pincus XI (Asia) GP, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus XI (Asia) GP, LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Charles R. Kaye

By: /s/	Robert B. Knauss
Name:	Robert B. Knauss
Title:	Attorney-in-fact*

Joseph P. Landy

By: /s/	Robert B. Knauss
Name:	Robert B. Knauss
Title:	Attorney-in-fact*

*The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities and Exchange Commission on July 12, 2016 as an exhibit to the statement on Schedule 13D filed by Warburg Pincus LLC with respect to WEX Inc. (File No. 005-80578) and is hereby incorporated by reference.

LIST OF EXHIBITS

Exhibit No.	Description
99.1	Joint Filing Agreement